EXHIBIT 21.1

LIST OF SUBSIDIARIES

Verdera Energy Corp. (formerly POCML 7 Inc.) (British Columbia)
100%
Verdera Energy Holdings Inc. (formerly Verdera Energy Corp.) (British Columbia)
100%
NM Energy Holding Canada Corp. (British Columbia)
100%
NM Energy Holding Corp. (Texas)